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As Filed Pursuant to Rule 424(b)(2) under the Securities Act of 1933 Registration No. 333-69516

PROSPECTUS SUPPLEMENT (To prospectus dated October 11, 2001)	Ratings: Standard & Poor's: AAA Moody's: Aaa (See "Ratings" herein)

$30,000,000

5.25% Insured Quarterly Notes (IQ NotesSM*) due February 1, 2035

        Interest on the notes is payable quarterly on February 1, May 1, August 1 and November 1 of each year, beginning on May 1, 2005, and at maturity or earlier redemption.

        The notes will mature on February 1, 2035 and bear interest at a rate of 5.25% per year. However, we can redeem the notes, in whole or in part, at our option at any time on or after February 1, 2010, at a price equal to 100% of the principal amount being redeemed plus any unpaid accrued interest to the redemption date.

        We will be required to redeem the notes, subject to individual and aggregate annual principal amount limitations, at the option of the representative of any deceased beneficial owner of notes at a price equal to 100% of the principal amount being redeemed plus any unpaid accrued interest to the redemption date, as described in this prospectus supplement under the caption "Description of the Notes—Redemption Upon Death of a Beneficial Owner".

        The notes will be our unsecured obligations and will rank equally and ratably with all of our other unsecured and unsubordinated debt.

        Our timely payment of the regularly scheduled payments of the principal of, and interest on, the notes when due, and of payments in connection with the mandatory redemption of notes at the option of the representative of any deceased beneficial owner, will be insured by a financial guaranty insurance policy to be issued by MBIA Insurance Corporation ("MBIA") simultaneously with the delivery of the notes.

	Public Offering Price(1)	Underwriting Discount	Proceeds, before expenses, to us

Per note	100.00%	3.15%	96.85%

Total	$30,000,000	$945,000	$29,055,000

(1)
Plus accrued interest from January 25, 2005, if settlement occurs after that date.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

        We expect that the notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company ("DTC") on or about January 25, 2005. The notes will not be listed on any national securities exchange.

*IQ Notes is a service mark of Edward D. Jones & Co., L.P.

The date of this prospectus supplement is January 20, 2005.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

        We are offering the notes described in this prospectus supplement under a registration statement we filed with the U.S. Securities and Exchange Commission (the "SEC") on Form S-3, using a "shelf registration" process. The registration statement became effective on October 11, 2001. This prospectus supplement should be read together with the accompanying prospectus dated October 11, 2001, which was filed as part of that registration statement. You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. No one has been authorized to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell the notes in any jurisdiction where the offer to sell the notes is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the SEC that is incorporated in this prospectus supplement and the accompanying prospectus by reference, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

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SUMMARY

        The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere, or incorporated by reference, in this prospectus supplement and in the accompanying prospectus. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference into these documents.

Cascade Natural Gas Corporation

        We were incorporated in the state of Washington in 1953. We distribute natural gas to customers in the states of Washington and Oregon. As of September 30, 2004, we served approximately 214,026 customers in those states. Customers in Washington account for approximately 81% of our gas distribution revenues.

        As of September 30, 2004, we served approximately 184,300 residential customers, 29,000 commercial customers and 726 industrial and other customers. Residential, commercial and most small industrial customers are generally core customers, who take traditional bundled natural gas service, including supply, peaking service and upstream interstate pipeline transportation. Non-core customers are generally large industrial and institutional customers who have chosen unbundled service, meaning that they select from among several supply and upstream pipeline transportation options, independent of our distribution service.

        Our executive offices are located at 222 Fairview Avenue North, Seattle, Washington 98109. Our telephone number is (206) 624-3900.

The Offering

Issuer	Cascade Natural Gas Corporation.
Notes Offered; Interest Rate	We are offering $30,000,000 principal amount of notes, bearing interest at a rate of 5.25% per year.
Interest Payment Dates	We will pay interest on the notes quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning on May 1, 2005.
Record Dates
We will make interest payments to the holders of notes who hold those notes as of the close of business on the fifteenth calendar day of the month immediately preceding the month in which each interest payment date falls, as well as upon presentation and surrender at maturity or earlier redemption.
Date of Maturity	The notes will mature on February 1, 2035, unless redeemed or otherwise repaid prior to that date.
Optional Redemption
We will have the option to redeem the notes, in whole or in part, from time to time, on or after February 1, 2010. The optional redemption price for the notes will be 100% of the principal amount being redeemed plus any unpaid accrued interest to the redemption date.
Use of Proceeds
We estimate that the net proceeds from the offering, after deducting the underwriting discount and expenses payable by us, will be approximately $28 million. We intend to use these proceeds to repay short-term debt.

Redemption Option of a Deceased Beneficial Owner's Representative
We will be required to redeem the notes at the option of the representative of any deceased beneficial owner of notes at a price equal to 100% of the principal amount being redeemed plus any unpaid accrued interest to the payment date; provided, however, that the maximum principal amount we will be required to redeem during the initial period from the date of original issuance of the notes through and including February 1, 2006, and during each twelve-month period thereafter, is $25,000 principal amount of notes per deceased beneficial owner and an aggregate of $600,000 for all deceased beneficial owners.
Insurance
The timely payment of the regularly scheduled principal of and interest on the notes and, subject to certain individual and aggregate annual principal amount limitations referred to above, of any payments in connection with the mandatory redemption of notes at the option of the representative of any deceased beneficial owner of notes will be insured by a financial guaranty insurance policy to be issued by MBIA, which will be issued at the same time the notes are delivered.
Ranking	The notes will be our unsecured obligations and will rank equally and ratably with all of our other unsecured and unsubordinated debt.
Ratings
We anticipate that the notes will be rated "AAA" by Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and "Aaa" by Moody's Investors Service, Inc. A rating reflects only the view of a rating agency and is not a recommendation to buy, sell or hold the notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides that circumstances warrant that change.
Trustee	The trustee under the indenture governing the notes is The Bank of New York.

Summary Financial Information
(Dollars in Thousands)

        The following summary financial information for the years ended September 30, 2004, 2003 and 2002 and as of September 30, 2004, has been derived from our audited financial statements, which are incorporated in this prospectus supplement and the accompanying prospectus by reference to our annual report on Form 10-K for the year ended September 30, 2004. You should read the summary financial information in conjunction with, and it is qualified in its entirety by reference to, the financial statements from which it has been derived and the accompanying notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus from our annual report on Form 10-K for the year ended September 30, 2004.

	Year ended September 30,
	2004	2003	2002
Statement of Income Data:
Operating revenues	$318,078	$302,755	$320,978
Operating income	33,247	26,291	29,163
Net income	13,302	9,104	10,762

	At September 30, 2004
	Actual	As Adjusted(1)	Percentage As Adjusted(1)
Balance Sheet Data:
Long-Term Debt (including current maturities)	$142,900	$172,900	59%
Common Shareholders' Equity	$118,514	$118,514	41%

Total Capitalization	$261,414	$291,414	100%
Short-Term Debt	$33,500	$5,380
	Year ended September 30,
	2004	2003	2002
Ratio of Earnings to Fixed Charges(2)	2.61	2.06	2.27

(1)
Adjusted to reflect the issuance and sale of the notes, but not the repayment at maturity in October 2004 and January 2005 of $9 million of our medium-term notes, and the application of the net proceeds of the notes as described under "Use of Proceeds."

(2)
For purposes of computing the consolidated ratios, "earnings" represent our net income from continuing operations plus applicable income taxes and fixed charges, and "fixed charges" represent interest expense, amortization of debt discount, premium and expense, and a portion of lease payments considered to represent an interest factor.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the notes, after deducting the underwriting discount and expenses payable by us, will be approximately $28 million. We intend to apply these proceeds toward the repayment of short-term debt. As of January 14, 2005, we had approximately $32 million in short-term debt, bearing interest at an average annual interest rate of 3.19%. A portion of the short-term debt to be repaid was incurred to repay at maturity $31 million of medium-term notes, which matured between August 2004 and January 2005 and had interest rates between 7.18% and 8.38% per year.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available at the SEC's website at http://www.sec.gov. You may read and copy these materials at prescribed rates at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information about the SEC's public reference room.

        Our common stock is listed and traded on the New York Stock Exchange (symbol: CGC). Accordingly, our SEC filings and other information about us can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" certain information that we file with them separately. This means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus supplement. Any information that we file with the SEC after the date of this prospectus supplement as part of an incorporated document will automatically update and supersede the information contained in this prospectus supplement.

        We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended September 30, 2004 and our Current Reports filed on Form 8-K on October 5, 2004, November 8, 2004, November 12, 2004 and January 14, 2005, which reports were previously filed with the SEC and contain important information about us and our financial condition.

        We also incorporate by reference any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement but prior to the termination of this offering.

        You may request a copy of any document incorporated by reference, excluding exhibits (unless the exhibit is specifically incorporated by reference into the document), at no cost, by writing or telephoning J.D. Wessling, Chief Financial Officer, Cascade Natural Gas Corporation, 222 Fairview Avenue North, Seattle, Washington 98109 (telephone 206-624-3900). We make available free of charge, on or through our website, http://www.cngc.com, our annual, quarterly and current reports, and any amendments to those reports, as soon as reasonably practicable after electronically filing those reports with the SEC.

        You should only rely on the information contained in this prospectus supplement or the accompanying prospectus or any document incorporated by reference. We have not authorized anyone to provide you with any different information.

DESCRIPTION OF THE NOTES

        Set forth below is a description of the specific terms of the notes. This description supplements and amends, and should be read together with, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus under the caption "Description of Debt Securities". The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus, the indenture, dated as of August 1, 1992, between The Bank of New York, as trustee, and us, and the second supplemental indenture under the indenture pursuant to which the notes will be issued. In the event of any inconsistency between the terms of the notes as set forth in this prospectus supplement and the terms of the debt securities set forth in the accompanying prospectus, the terms of the notes as set forth below shall control. We will file a copy of the second supplemental indenture as an exhibit to a Current Report on Form 8-K at or around the date of issuance of the notes.

Principal Amount, Maturity And Denominations

        The notes will be issued in the initial principal amount of $30,000,000. The entire principal amount of the notes, unless previously redeemed or otherwise repaid, will mature and become due and payable, together with any unpaid accrued interest to the maturity date, on February 1, 2035. In the event that the stated maturity date or any redemption date is not a business day, then payment of principal and any interest will be made on the next business day (and without any interest or other payment in respect of any such delay). The notes are available for purchase in denominations of $1,000 and integral multiples of $1,000.

Interest

        Each note will bear interest at 5.25% per year from the date of original issuance, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year to the person in whose name such note is registered as of the close of business on the fifteenth calendar day of the month immediately preceding the month in which the applicable interest payment date falls and at maturity or earlier redemption, as the case may be. The initial interest payment date is May 1, 2005. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any interest payment date is not a business day, then payment of the interest will be made on the next business day (and without any interest or other payment in respect of any such delay).

Ranking

        The notes will be our unsecured obligations and will rank equally and ratably with all of our other unsecured and unsubordinated debt. As of September 30, 2004, we had approximately $176.4 million of debt securities that would have ranked equally with the notes.

Book-Entry Only Issuance—DTC

        The notes will be represented by a global certificate without coupons registered in the name of a nominee of DTC. As long as the notes are registered in the name of DTC or its nominee, we will pay principal and interest due on the notes to DTC. DTC will then make payments to its participants for disbursement to beneficial owners of the notes. For more information, please refer to the information under the caption "Description of Debt Securities-Global Securities-The Depository Trust Company" in the accompanying prospectus.

Optional Redemption

        We will have the option to redeem the notes, in whole or in part, without premium, from time to time, on or after February 1, 2010, upon not less than 30 nor more than 60 days' prior written notice, at a redemption price equal to 100% of the principal amount being redeemed plus any unpaid accrued interest to the redemption date.

        From the redemption date, the notes to be redeemed will cease to bear interest, unless we default in the payment of the redemption price. In the event of such default, the principal of the notes to be redeemed will, until paid, continue to bear interest at the rate indicated on the cover of this prospectus supplement.

        Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), we may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement. However, we may not use any purchased notes as a credit against any redemption obligation.

Redemption Upon Death of a Beneficial Owner

        Unless the notes have been declared due and payable prior to their maturity by reason of an event of default under the indenture, the Representative (as hereinafter defined) of a deceased Beneficial Owner (as hereinafter defined) has the right to request redemption prior to stated maturity of all or part of his or her interest in the notes, and we will redeem the same subject to the limitations that we will not be obligated to redeem, during the period from the date of this offering through and including February 1, 2006 (the "Initial Period"), and during any twelve-month period which ends on and includes each February 1 thereafter (each such twelve-month period being hereinafter referred to as a "Subsequent Period"), (i) on behalf of an individual deceased Beneficial Owner any interest in the notes which exceeds $25,000 principal amount (the "Individual Limitation") or (ii) interests in the notes exceeding $600,000 in aggregate principal amount (the "Annual Limitation"). A request for redemption may be initiated by the Representative of a deceased Beneficial Owner at any time and in any principal amount.

        We may, at our option, redeem interests of any deceased Beneficial Owner in the notes in the Initial Period or any Subsequent Period in excess of the Individual Limitation. Any such redemption, to the extent that it exceeds the Individual Limitation for any deceased Beneficial Owner, shall not be included in the computation of the Annual Limitation for such Initial Period or such Subsequent Period, as the case may be, or for any succeeding Subsequent Period. We may, at our option, redeem interests of deceased Beneficial Owners in the notes, in the Initial Period or any Subsequent Period in an aggregate principal amount exceeding the Annual Limitation. Any such redemption, to the extent it exceeds the Annual Limitation, shall not reduce the Annual Limitation for any Subsequent Period. On any determination by us to redeem notes in excess of the Individual Limitation or the Annual Limitation, notes so redeemed shall be redeemed in the order of the receipt of Redemption Requests (as hereinafter defined) by the Trustee.

        A request for redemption of an interest in the notes may be initiated by the personal representative or other person authorized to represent the estate of the deceased Beneficial Owner or by a surviving joint tenant(s) or tenant(s) by the entirety or the trustee of a trust (each, a "Representative"). The Representative shall deliver a request to the Participant (hereinafter defined) through whom the deceased Beneficial Owner owned such interest, in form satisfactory to the Participant, together with evidence of the death of the Beneficial Owner, evidence of the authority of the Representative satisfactory to the Participant, such waivers, notices or certificates as may be required under applicable state or federal law and such other evidence of the right to such redemption as the Participant shall require. The request shall specify the principal amount of the interest in the notes to be redeemed. The Participant shall thereupon deliver to the depositary, who in this case initially will be DTC, a request for redemption substantially in the form attached as Appendix A hereto (a "Redemption Request"). The depositary will, on receipt thereof, forward the same to the Trustee. The Trustee shall maintain records with respect to Redemption Requests received by it including date of receipt, the name of the Participant filing the Redemption Request and the status of each such Redemption Request with respect to the Individual Limitation and Annual Limitation. The Trustee will immediately file each Redemption Request it receives, together with the information regarding the eligibility thereof with respect to the Individual Limitation and Annual Limitations, with us. The depositary, the Trustee and we may conclusively assume, without independent investigation, that the statements contained in each Redemption Request are true and correct and shall have no responsibility for reviewing any documents submitted to the Participant by the Representative or for determining whether the applicable decedent is in fact the Beneficial Owner of the interest in the notes to be redeemed or is in fact deceased and whether the Representative is duly authorized to request redemption on behalf of the applicable Beneficial Owner.

        Subject to the Individual Limitation and the Annual Limitation, we will, after the death of any Beneficial Owner, redeem the interest of such Beneficial Owner in the notes on the next interest payment date occurring not less than 30 days following our receipt of a Redemption Request from the Trustee. If Redemption Requests exceed the aggregate principal amount of interests in notes required to be redeemed during the Initial Period or during any Subsequent Period, then such excess Redemption Requests will be applied in the order received by the Trustee to successive Subsequent Periods, regardless of the number of Subsequent Periods required to redeem such interests. We may at any time notify the Trustee that we will redeem, on the next interest payment date occurring not less than 30 days thereafter, all or any such lesser amount of notes for which Redemption Requests have been received but which are not then eligible for redemption by reason of the Individual Limitation and the Annual Limitation. Any notes so redeemed shall be redeemed in the order of receipt of Redemption Requests by the Trustee.

        The price we will pay for the notes to be redeemed pursuant to a Redemption Request is 100% of the principal amount thereof plus accrued but unpaid interest to the redemption date. Subject to arrangements with the depositary, payment for interests in the notes which are to be redeemed shall be made to the depositary upon presentation of notes to the Trustee for redemption in the aggregate principal amount specified in the Redemption Requests submitted to the Trustee by the depositary which are to be fulfilled in connection with such payment. The principal amount of any notes acquired or redeemed by us other than by redemption at the option of any Representative of a deceased Beneficial Owner pursuant to this section shall not be included in the computation of either the Individual Limitation or the Annual Limitation for the Initial Period or for any Subsequent Period.

        For purposes of this section, a "Beneficial Owner" means the Person who has the right to sell, transfer or otherwise dispose of an interest in a note and the right to receive the proceeds therefrom, as well as the interest and principal payable to the holder thereof. In general, a determination of beneficial ownership in the notes will be subject to the rules, regulations and procedures governing the depositary and institutions that have accounts with the depositary or a nominee thereof ("Participants").

        For purposes of this section, an interest in a note held in tenancy by the entirety, joint tenancy or by tenants in common will be deemed to be held by a single Beneficial Owner and the death of a tenant by the entirety, joint tenant or tenant in common will be deemed the death of a Beneficial Owner. The death of a person who, during his or her lifetime, was entitled to substantially all of the rights of a Beneficial Owner of an interest in the notes will be deemed the death of the Beneficial Owner, regardless of the recordation of such interest on the records of the Participant, if such rights can be established to the satisfaction of the Participant. Such interests shall be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh [H.R. 10] plans maintained solely by or for the decedent or by or for the decedent and any spouse, and trust and certain other arrangements where the decedent has the right to receive all or a portion of the income and such person has substantially all of the rights of a Beneficial Owner during such person's lifetime.

        In the case of a Redemption Request which is presented on behalf of a deceased Beneficial Owner and which has not been fulfilled at the time we give notice of our election to redeem the notes, the notes which are the subject of such pending Redemption Request shall be redeemed prior to any other notes.

        Any Redemption Request may be withdrawn by the person(s) presenting the same upon delivery of a written request for such withdrawal given by the Participant on behalf of such person to the depositary and by the depositary to the Trustee not less than 60 days prior to the interest payment date on which such notes are eligible for redemption.

        We may, at our option, purchase any notes for which Redemption Requests have been received in lieu of redeeming such notes. Any notes so purchased by us shall either be reoffered for sale and sold within 180 days after the date of purchase or presented to the Trustee for redemption and cancellation.

        During such time or times as the notes are not represented by a Global Security and are issued in definitive form, all references in this section to Participants and the depositary, including the depositary's governing rules, regulations and procedures, shall be deemed deleted, all determinations which under this section the Participants are required to make shall be made by us (including, without limitation, determining whether the applicable decedent is in fact the Beneficial Owner of the interest in the notes to be redeemed or is in fact deceased and whether the Representative is duly authorized to request redemption on behalf of the applicable Beneficial Owner), all Redemption Requests, to be effective, shall be delivered by the Representative to the Trustee, with a copy to us, and shall be in the form of a Redemption Request (with appropriate changes to reflect the fact that such Redemption Request is being executed by a Representative) and, in addition to all documents that are otherwise required to accompany a Redemption Request, shall be accompanied by the note that is the subject of such request.

Events of Default

        The second supplemental indenture amends the definition of an event of default under the indenture with respect to the notes as follows: A default in payment of principal and interest on the notes will not be subject to any cure period; the cure period for failure to perform or breach of any covenant or warranty by us will be 60 days (instead of the 90-day cure period provided for other debt securities under the indenture); and the entry by a court of any of certain decrees or other orders for relief in involuntary bankruptcy or similar proceedings brought by someone other than us will be an event of default if any such decree or order remains unstayed and in effect for 45 consecutive days (instead of the 90-day period provided for other debt securities under the indenture). The second supplemental indenture also provides that an event of default under the Reimbursement and Indemnity Agreement (see "The Reimbursement and Indemnity Agreement" herein) will be an event of default with respect to the notes.

Special Insurance Provisions

        Notwithstanding any other provision of the indenture, so long as MBIA is not in default under the financial guaranty insurance policy, MBIA shall be entitled to control and direct the enforcement of all rights and remedies with respect to the notes, except for the right of the Representative of a deceased Beneficial Owner of notes to request the redemption of such notes as described under the caption "Description of the Notes—Redemption Upon Death of a Beneficial Owner"; however, MBIA will be subrogated to the rights of such Beneficial Owner in the event MBIA is required to make a payment under the financial guaranty insurance policy with respect to such redemption.

        No provision of the indenture expressly recognizing or granting rights in or to MBIA may be amended in any manner which materially affects the rights of MBIA without the prior written consent of MBIA. In addition, in any instance in which the consent of all or a certain percentage of the holders of the notes is required under the indenture, MBIA's consent will be required in addition to any such required holders' consent, so long as MBIA is not in default under the financial guaranty insurance policy.

THE REIMBURSEMENT AND INDEMNITY AGREEMENT

        The following summarizes certain provisions of the Reimbursement and Indemnity Agreement between us and MBIA and is qualified in its entirety by reference to the detailed provisions thereof.

        We will enter into a Reimbursement and Indemnity Agreement with MBIA related to the notes, whereby MBIA will issue its financial guaranty insurance policy (see "The Financial Guaranty Insurance Policy and MBIA" herein) which will insure the regularly scheduled payments of principal of and interest on the notes and the full and complete payment of the redemption price upon a mandatory redemption of the notes at the option of the Representative of a deceased Beneficial Owner of the notes.

        In consideration of MBIA agreeing to issue the financial guaranty insurance policy, we will agree to pay a nonrefundable premium. We will reimburse MBIA, from any available funds, immediately and unconditionally upon demand, for all amounts paid by MBIA under or in connection with the financial guaranty insurance policy. In the event of a corporate reorganization involving us, the Reimbursement and Indemnity Agreement will require our obligations under and in respect of the notes, the indenture and the Reimbursement and Indemnity Agreement to be assumed by a regulated utility company, unless otherwise consented to by MBIA. The Reimbursement and Indemnity Agreement expires upon the date the notes and the interest thereon, and any amount due and owing to MBIA by us under such Reimbursement and Indemnity Agreement or otherwise in respect of the financial guaranty insurance policy, are paid in full.

        The Reimbursement and Indemnity Agreement contains certain events of default, including those arising from nonpayment of amounts due from us, material falsity of representations or warranties delivered by us in connection with the financial guaranty insurance policy, our failure to perform our other obligations under such Reimbursement and Indemnity Agreement, and events of default under the indenture.

THE FINANCIAL GUARANTY INSURANCE POLICY AND MBIA

        The following information has been furnished by MBIA for use in this prospectus supplement. Reference is made to Appendix B for a specimen of MBIA's financial guaranty insurance policy. No representation is made by us or the underwriter as to the accuracy or completeness of such information.

The Financial Guaranty Insurance Policy

        MBIA's financial guaranty insurance policy unconditionally and irrevocably guarantees the full and complete payment required to be made by or on behalf of the Company to The Bank of New York, as trustee (the "Paying Agent"), or its successor of an amount equal to (i) the principal of (either at the stated maturity or in connection with the mandatory redemption of notes at the option of the Representative of any deceased Beneficial Owner of the notes) and interest on the notes as such payments shall become due but shall not be so paid (except that in the event of any acceleration of the due date of such principal by reason of mandatory or optional redemption or acceleration resulting from default or otherwise, other than any advancement of maturity in connection with the mandatory redemption of notes at the option of the Representative of any deceased Beneficial Owner of the notes, the payments guaranteed by MBIA's financial guaranty insurance policy shall be made in such amounts and at such times as such payments of principal would have been due had there not been any such acceleration); and (ii) the reimbursement of any such payment which is subsequently recovered from any owner of the notes pursuant to a final judgment by a court of competent jurisdiction that such payment constitutes an avoidable preference to such owner within the meaning of any applicable bankruptcy law (a "Preference").

        MBIA's financial guaranty insurance policy does not insure against loss of any prepayment premium which may at any time be payable with respect to any notes. MBIA's financial guaranty insurance policy does not, under any circumstance, insure against loss relating to: (i) optional or mandatory redemptions (other than in connection with the mandatory redemption of notes at the option of the Representative of any deceased Beneficial Owner of the notes); (ii) any payments to be made on an accelerated basis; (iii) payments of the purchase price of the notes upon tender by an owner thereof; or (iv) any Preference relating to (i) through (iii) above. MBIA's financial guaranty insurance policy also does not insure against nonpayment of principal of or interest on the notes resulting from the insolvency, negligence or any other act or omission of the Paying Agent or any other paying agent for the notes.

        Furthermore, the financial guaranty insurance policy has been endorsed to guarantee full and complete payment of the redemption price upon a mandatory redemption of the notes at the option of the Representative of any deceased Beneficial Owner of the notes.

        Upon receipt of telephonic or telegraphic notice, such notice subsequently confirmed in writing by registered or certified mail, or upon receipt of written notice by registered or certified mail, by MBIA from the Paying Agent or any owner of a note the payment of an insured amount for which is then due, that such required payment has not been made, MBIA on the due date of such payment or within one business day after receipt of notice of such nonpayment, whichever is later, will make a deposit of funds, in an account with U.S. Bank Trust National Association, in New York, New York, or its successor, sufficient for the payment of any such insured amounts which are then due. Upon presentment and surrender of such notes or presentment of such other proof of ownership of the notes, together with any appropriate instruments of assignment to evidence the assignment of the insured amounts due on the notes as are paid by MBIA, and appropriate instruments to effect the appointment of MBIA as agent for such owners of the notes in any legal proceeding related to payment of insured amounts on the notes, such instruments being in a form satisfactory to U.S. Bank Trust National Association, U.S. Bank Trust National Association shall disburse to such owners or the Paying Agent payment of the insured amounts due on such notes, less any amount held by the Paying Agent for the payment of such insured amounts and legally available therefor.

MBIA

        MBIA is the principal operating subsidiary of MBIA Inc., a New York Stock Exchange listed company (the "Parent"). The Parent is not obligated to pay the debts of or claims against MBIA. MBIA is domiciled in the State of New York and licensed to do business in and subject to regulation under the laws of all 50 states, the District of Columbia, the Commonwealth of Puerto Rico, the Commonwealth of the Northern Mariana Islands, the Virgin Islands of the United States and the Territory of Guam. MBIA has three branches, one in the Republic of France, one in the Republic of Singapore and one in the Kingdom of Spain. New York has laws prescribing minimum capital requirements, limiting classes and concentrations of investments and requiring the approval of policy rates and forms. State laws also regulate the amount of both the aggregate and individual risks that may be insured, the payment of dividends by MBIA, changes in control and transactions among affiliates. Additionally, MBIA is required to maintain contingency reserves on its liabilities in certain amounts and for certain periods of time.

        MBIA does not accept any responsibility for the accuracy or completeness of this prospectus supplement, the accompanying prospectus, or any information or disclosure contained herein, or omitted herefrom, other than with respect to the accuracy of the information regarding the financial guaranty insurance policy and MBIA set forth under the heading "The Financial Guaranty Insurance Policy and MBIA". Additionally, MBIA makes no representation regarding the notes or the advisability of investing in the notes.

        The financial guaranty insurance policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

        The following documents filed by the Parent with the SEC are incorporated herein by reference:

  (1)
  The Parent's Annual Report on Form 10-K for the year ended December 31, 2003; and

  (2)
  The Parent's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004

        Any documents filed by the Parent pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the Parent's most recent Quarterly Report on Form 10-Q, and prior to the termination of the offering of the notes offered hereby shall be deemed to be incorporated by reference in this prospectus supplement and to be a part hereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this prospectus supplement, shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

        The consolidated financial statements of MBIA, a wholly owned subsidiary of the Parent and its subsidiaries as of December 31, 2003 and December 31, 2002 and for each of the three years in the period ended December 31, 2003, prepared in accordance with generally accepted accounting principles, included in the Annual Report on Form 10-K of the Parent for the year ended December 31, 2003, and the consolidated financial statements of MBIA and its subsidiaries as of September 30, 2004 and for the nine month periods ended September 30, 2004 and September 30, 2003 included in the Quarterly Report on Form 10-Q of the Parent for the period ended September 30, 2004, are incorporated by reference in this prospectus supplement and shall be deemed to be a part hereof. All financial statements of MBIA and its subsidiaries included in documents filed by the Parent pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus supplement and prior to the termination of the offering of the notes shall be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the respective dates of filing such documents.

        The Parent files annual, quarterly and special reports, information statements and other information with the SEC under File No. 1-9583. Copies of the SEC filings (including (1) the Parent's Annual Report on Form 10-K for the year ended December 31, 2003 and (2) the Parent's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004) are available (i) over the Internet at the SEC's web site at http://www.sec.gov; (ii) at the SEC's public reference room in Washington D.C.; (iii) over the Internet at the Parent's web site at http://www.mbia.com; and (iv) at no cost, upon request to MBIA Insurance Corporation, 113 King Street, Armonk, New York 10504. The telephone number of MBIA is (914) 273-4545.

        The tables below present selected financial information of MBIA determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities (SAP) as well as accounting principles generally accepted in the United States of America (GAAP):

	SAP
	December 31, 2003	September 30, 2004
	(Audited)	(Unaudited)
	(in millions)
Admitted Assets	$9,985	$10,468
Liabilities	6,270	6,746
Capital and Surplus	3,715	3,722
	GAAP
	December 31, 2003	September 30, 2004
	(Audited)	(Unaudited)
	(in millions)
Assets	$13,559	$12,461
Liabilities	6,957	5,590
Shareholder's Equity	6,602	6,871

Financial Strength Ratings of MBIA

        Moody's Investors Service, Inc. rates the financial strength of MBIA "Aaa."

        Standard & Poor's, a division of The McGraw-Hill Companies, Inc. rates the financial strength of MBIA "AAA."

        Fitch Ratings rates the financial strength of MBIA "AAA."

        Each rating of MBIA should be evaluated independently. The ratings reflect the respective rating agency's current assessment of the creditworthiness of MBIA and its ability to pay claims on its policies of insurance. Any further explanation as to the significance of the above ratings may be obtained only from the applicable rating agency.

        The above ratings are not recommendations to buy, sell or hold the securities, and such ratings may be subject to revision or withdrawal at any time by the rating agencies. Any downward revision or withdrawal of any of the above ratings may have an adverse effect on the market price of the securities. MBIA does not guaranty the market price of the securities nor does it guaranty that the ratings on the securities will not be revised or withdrawn.

RATINGS

        We anticipate that S&P and Moody's will assign the notes the ratings set forth on the cover page of this prospectus supplement conditioned upon the issuance and delivery by MBIA at the time of delivery of the notes of the financial guaranty insurance policy, insuring the timely payment of the principal of and interest on the notes. The ratings reflect only the views of those rating agencies, and an explanation of the significance of the ratings may be obtained only from the rating agencies at the following addresses: Standard & Poor's, 25 Broadway, New York, New York 10004 and Moody's Investors Service, 99 Church Street, New York, New York 10007. We cannot assure you that the ratings will, in fact, be assigned or remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by the rating agencies if, in their judgment, circumstances warrant. Neither we nor the underwriter has undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the notes. Any such downward revision or withdrawal of such ratings would likely have an adverse effect on any trading market for and the market price of the notes.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to Edward D. Jones & Co., L.P., as underwriter, and the underwriter has agreed to purchase from us, the entire principal amount of the notes at a price of 96.85% of that principal amount.

        The underwriter has advised us that it proposes to offer the notes to the public initially at the public offering price set forth on the cover of this prospectus supplement and to certain dealers at that price, less a concession not in excess of 3.0% of the principal amount of the notes. After the initial public offering of the notes, the public offering price and concession may be changed.

        Prior to this offering, there has been no public market for the notes. The underwriter has advised us that it intends to make a market in the notes. The underwriter will have no obligation to make a market in the notes, however, and may cease market-making activities, if commenced, at any time. The notes will not be listed on any securities exchange. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price or liquidity of the notes may be adversely affected.

        We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

        In connection with this offering, the underwriter is permitted to engage in certain transactions that stabilize the price of the notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriter creates a short position in the notes in connection with the offering, i.e., if it sells a greater aggregate principal amount of notes than is set forth on the cover of this prospectus supplement, the underwriter may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

        Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

        We estimate that we will incur offering expenses of approximately $935,000, which includes the nonrefundable premium for the financial guaranty insurance policy.

        The underwriter has engaged, and in the future may engage, in investment banking transactions with, and the provision of services to, us in the ordinary course of business.

PREFERRED STOCK PURCHASE RIGHTS

        The preferred stock purchase rights described in the accompanying prospectus under the heading "Description of Common Stock—Preferred Stock Purchase Rights" expired in May 2003 and have not been renewed.

LEGAL OPINIONS

        The validity of the notes will be passed upon for us by Hillis Clark Martin & Peterson, P.S., Seattle, Washington. Certain legal matters will be passed upon for the underwriter by Pillsbury Winthrop LLP, New York, New York.

EXPERTS

        The consolidated financial statements and the related financial statement schedule as of September 30, 2004 and September 30, 2003 and for each of the three years in the period ended September 30, 2004, incorporated in this prospectus supplement and the accompanying prospectus by reference from our annual report on Form 10-K for the year ended September 30, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated in this prospectus supplement and the accompanying prospectus by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated balance sheets of MBIA Inc. and subsidiaries and MBIA Insurance Corporation and subsidiaries as of December 31, 2003 and December 31, 2002 and the related consolidated statements of income, changes in shareholder's equity, and cash flows for each of the three years in the period ended December 31, 2003, incorporated by reference in this prospectus supplement have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

APPENDIX A—FORM OF REDEMPTION REQUEST

CASCADE NATURAL GAS CORPORATION

5.25% Insured Quarterly Notes (IQ NotesSM) Due February 1, 2035
(the "Notes")

CUSIP NO. 147339AJ4

        The undersigned,                        (the "Participant"), does hereby certify, pursuant to the provisions of that certain Indenture of Trust dated as of August 1, 1992 (as supplemented, the "Indenture") made by Cascade Natural Gas Corporation (the "Company") and The Bank of New York, as Trustee (the "Trustee"), to The Depository Trust Company (the "Depositary"), the Company and the Trustee that:

        1.     [Name of deceased Beneficial Owner] is deceased.

        2.     [Name of deceased Beneficial Owner] had a $            interest in the above-referenced Notes.

        3.     [Name of Representative] is [Beneficial Owner's personal representative/other person authorized to represent the estate of the Beneficial Owner/surviving joint tenant/surviving tenant by the entirety/trustee of a trust] of [Name of deceased Beneficial Owner] and has delivered to the undersigned a request for redemption in form satisfactory to the undersigned, requesting that $            principal amount of the Notes be redeemed pursuant to the Indenture. The documents accompanying such request, all of which are in proper form, are in all respects satisfactory to the undersigned and the [Name of Representative] is entitled to have the Notes to which this Request relates redeemed.

        4.     The Participant holds the interest in the Notes with respect to which this Request for Redemption is being made on behalf of [Name of deceased Beneficial Owner].

        5.     The Participant hereby certifies that it will indemnify and hold harmless the Depositary, the Trustee and the Company (including their respective officers, directors, agents, attorneys and employees) against all damages, loss, cost, expense (including reasonable attorneys' and accountants' fees), obligations, claims or liability (collectively, the "Damages") incurred by the indemnified party or parties as a result of or in connection with the redemption of Notes to which this Request relates. The Participant will, at the request of the Company, forward to the Company, a copy of the documents submitted by [Name of Representative] in support of the request for redemption.

IN WITNESS WHEREOF, the undersigned has executed this Redemption Request as of             ,        .

[PARTICIPANT NAME]
By:
Name:
Title:

A-1

APPENDIX B—SPECIMEN FINANCIAL GUARANTY INSURANCE POLICY

FINANCIAL GUARANTY INSURANCE POLICY

MBIA Insurance Corporation
Armonk, New York 10504

Policy No. [NUMBER]

MBIA Insurance Corporation (the "Insurer"), in consideration of the payment of the premium and subject to the terms of this policy, hereby unconditionally and irrevocably guarantees to any owner, as hereinafter defined, of the following described obligations, the full and complete payment required to be made by or on behalf of the Issuer to [PAYING AGENT/TRUSTEE] or its successor (the "Paying Agent") of an amount equal to (i) the principal of (either at the stated maturity or by any advancement of maturity pursuant to a mandatory sinking fund payment) and interest on, the Obligations (as that term is defined below) as such payments shall become due but shall not be so paid (except that in the event of any acceleration of the due date of such principal by reason of mandatory or optional redemption or acceleration resulting from default or otherwise, other than any advancement of maturity pursuant to a mandatory sinking fund payment, the payments guaranteed hereby shall be made in such amounts and at such times as such payments of principal would have been due had there not been any such acceleration, unless the Insurer elects in its sole discretion, to pay in whole or in part any principal due by reason of such acceleration); and (ii) the reimbursement of any such payment which is subsequently recovered from any owner pursuant to a final judgment by a court of competent jurisdiction that such payment constitutes an avoidable preference to such owner within the meaning of any applicable bankruptcy law. The amounts referred to in clauses (i) and (ii) of the preceding sentence shall be referred to herein collectively as the "Insured Amounts." "Obligations" shall mean:

[PAR]
[LEGAL NAME OF ISSUE]

Upon receipt of telephonic or telegraphic notice, such notice subsequently confirmed in writing by registered or certified mail, or upon receipt of written notice by registered or certified mail, by the Insurer from the Paying Agent or any owner of an Obligation the payment of an Insured Amount for which is then due, that such required payment has not been made, the Insurer on the due date of such payment or within one business day after receipt of notice of such nonpayment, whichever is later, will make a deposit of funds, in an account with U.S. Bank Trust National Association, in New York, New York, or its successor, sufficient for the payment of any such Insured Amounts which are then due. Upon presentment and surrender of such Obligations or presentment of such other proof of ownership of the Obligations, together with any appropriate instruments of assignment to evidence the assignment of the Insured Amounts due on the Obligations as are paid by the Insurer, and appropriate instruments to effect the appointment of the Insurer as agent for such owners of the Obligations in any legal proceeding related to payment of Insured Amounts on the Obligations, such instruments being in a form satisfactory to U.S. Bank Trust National Association, U.S. Bank Trust National Association shall disburse to such owners, or the Paying Agent payment of the Insured Amounts due on such Obligations, less any amount held by the Paying Agent for the payment of such Insured Amounts and legally available therefor. This policy does not insure against loss of any prepayment premium which may at any time be payable with respect to any Obligation.

As used herein, the term "owner" shall mean the registered owner of any Obligation as indicated in the books maintained by the Paying Agent, the Issuer, or any designee of the Issuer for such purpose. The term owner shall not include the Issuer or any party whose agreement with the Issuer constitutes the underlying security for the Obligations.

Any service of process on the Insurer may be made to the Insurer at its offices located at 113 King Street, Armonk, New York 10504 and such service of process shall be valid and binding.

This policy is non-cancellable for any reason. The premium on this policy is not refundable for any reason including the payment prior to maturity of the Obligations.

IN WITNESS WHEREOF, the Insurer has caused this policy to be executed in facsimile on its behalf by its duly authorized officers, this [DAY] day of [MONTH, YEAR].

B-1

E N D O R S E M E N T

Attached to Policy No. [        ] (the "Policy") issued by MBIA Insurance Corporation (the "Insurer"), to the Paying Agent, as defined in the Policy issued with respect to the Obligations.

It is further understood that this Policy shall guarantee to the owner or holder, as defined in the Policy, the full and complete payments required to be made by or on behalf of the Issuer if there occurs pursuant to the terms of the Obligations any payments in connection with the mandatory redemption of the Obligations at the option of representatives of deceased beneficial owners of the Obligations pursuant to Section 2 of the Second Supplemental Indenture, dated January 25, 2005, including any principal, interest or premium payments payable thereon, if any, as and when thereby required.

This endorsement forms a part of the Policy to which it is attached, effective on the inception date of the Policy.

IN WITNESS WHEREOF, the Insurer has caused this endorsement to be executed in facsimile on its behalf by its President and its Secretary this [        ] day of January 2005.

MBIA Insurance Corporation
President
Attest:	Assistant Secretary

B-2

$30,000,000

Cascade Natural Gas Corporation

5.25% Insured Quarterly Notes (IQ NotesSM) Due February 1, 2035

Prospectus Supplement

January 20, 2005

QuickLinks

TABLE OF CONTENTS
SUMMARY
The Offering
Summary Financial Information (Dollars in Thousands)
USE OF PROCEEDS
WHERE YOU CAN FIND MORE INFORMATION
DESCRIPTION OF THE NOTES
THE REIMBURSEMENT AND INDEMNITY AGREEMENT
THE FINANCIAL GUARANTY INSURANCE POLICY AND MBIA
RATINGS
UNDERWRITING
PREFERRED STOCK PURCHASE RIGHTS
LEGAL OPINIONS
EXPERTS
APPENDIX A—FORM OF REDEMPTION REQUEST CASCADE NATURAL GAS CORPORATION 5.25% Insured Quarterly Notes (IQ NotesSM) Due February 1, 2035 (the "Notes")
APPENDIX B—SPECIMEN FINANCIAL GUARANTY INSURANCE POLICY
FINANCIAL GUARANTY INSURANCE POLICY MBIA Insurance Corporation Armonk, New York 10504
[PAR] [LEGAL NAME OF ISSUE]
E N D O R S E M E N T